News Release

FOR IMMEDIATE RELEASE

Contact Information:
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX ANNOUNCES NOTE REDEMPTION

WESTPORT, CT, December 13, 2010 -- Terex Corporation (NYSE: TEX) today announced that it will redeem all $297.6 million principal amount outstanding of its 7-3/8% Senior Subordinated Notes due 2014, effective January 15, 2011.  As set forth in the indenture for these notes, Terex will pay holders 101.229 percent of the principal amount plus accrued and unpaid interest up to the redemption date.  The calling of these notes brings the total amount of debt repayments announced since September 30, 2010 to approximately $570 million from the outstanding indebtedness at the end of the third quarter of approximately $1,973 million.  These notes were originally issued in November 2003.

Ronald M. DeFeo, Chairman and CEO of Terex, commented “As I have recently indicated, Terex is taking a balanced approach to capital allocation in reviewing potential acquisitions and debt reduction opportunities.  Our liquidity position allows us to pursue attractive bolt-on acquisitions while also improving our balance sheet and significantly reducing our interest expense.  This note redemption, when combined with the previously announced retirement of approximately $270 million in senior bank debt in October, will provide annual interest savings of approximately $33 million.  While we continue to consider appropriately priced acquisitions to further enhance shareholder value, it remains difficult to predict the timing of any potential transactions.”

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com